Exhibit 99.1

Rule 802

Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Disclaimer

This English translation has been prepared for general reference purposes only. The Company shall not be responsible for any consequence resulting from the use of the English translation in place of the original Japanese text. In any legal matter, readers should refer to and rely upon the original Japanese text released January 29, 2021.

English Translation

January 29, 2021

To whom it may concern

Company name: NIPPON EXPRESS CO., LTD

Representative: Mitsuru Saito

President and CEO

(Code No.9062, First section,

Tokyo Stock Exchange)

Notice Concerning the Commencement of Preparations to Transition to

a Holding Company via Sole-Share Transfer

On December 20, 2019, Nippon Express Co., Ltd. (“Nippon Express” or the “Company’) published Notice Regarding Start of Reviews on Changing the Group Management Structure. Since this announcement, the Company has conducted various studies related to this issue. As a result, at a meeting held today, the Nippon Express board of directors resolved to transition the Company to a holding company structure via a sole-share transfer effective as of January 4, 2022 (tentative date), subject to approval of the ordinary general meeting of shareholders scheduled for late June 2021 and other prescribed procedures. At the same meeting, the board also resolved to begin preparations for the transition as follows. The Company will publish an announcement of specific details when determined.

1. Background behind start of review

The logistics business in Japan faces a challenging environment. Companies in this industry must deal urgently with labor shortages, laws related to work-style reform, digital transformation, and a variety of other changes. At the same time, overseas competitors in the form of mega forwarders have been expanding their businesses rapidly through M&A activities and other means in the global market, creating oligopolies.

The Company strives in this environment to achieve the long-term vision of becoming a logistics company with a strong presence in the global market, as detailed in Nippon Express Group Business Plan 2023 ~Dynamic Growth~. To achieve this vision, the Company must evolve group management from a medium- and long-term perspective, aiming to maximize value as a corporate group.

Given this background, the Company has investigated a restructuring of the group head office. At a meeting held today, the Company’s board of directors resolved to transition to a holding company structure to clearly distinguish group management strategy functions from group business execution functions. Further, Nippon Express plans to hold a meeting of the board of directors related to the share transfer plan after certain undetermined matters have been finalized. The Company will publish an announcement of specific details when determined.

2. Purpose of the transition to a holding company structure and group management structure envisioned after the transition

A. Reinforce group management

By transitioning to a holding company structure, the holding company will be able to specialize in group management and formulate medium- to long-term policies for the group. In addition, the holding company will reallocate resources and design functions and systems to optimize the group and maximize value for the corporate group in pursuit of these policies. In this way, the holding company will drive our group growth strategy. Further, the holding company will provide support to group companies to encourage the creation of groupwide synergies and to optimize each group business. Based on a clear division of responsibilities and authority, group operating companies will pursue their businesses according to their respective roles, supported by speedy decision-making in line with group policies. With the support of the holding company, business divisions within each company will strive to enhance customer value through improved expertise and competitiveness in response to the changing times. In so doing, we expect to achieve sustainable growth as a corporate group. Through these efforts, we intend to maximize our value as a corporate group.

B. Strengthen global governance structure for greater overseas business growth

By clearly separating group management functions from the functions of operating companies in Japan, we intend to establish a global group management function that will not be tied to our domestic businesses in Japan. In addition to promoting further growth of global businesses originating from Japan, we will allocate more management resources to our overseas businesses, which we believe is a growth area for the group. At the same time, we will aim to expand businesses that originate from overseas. We will establish a global governance system by strengthening control functions that support global business growth. We intend to achieve this system through coordinated actions among the holding company and regional headquarters companies serving as the core of our operations and management overseas.

C. Enhance group corporate management system

The holding company will strive to optimize and enhance effectiveness at each group company. To this end, we will create greater visibility with each group business, establishing a management infrastructure that facilitates rapid and correct management decisions. To achieve overall group optimization and synergies that focus on the customer and provide greater customer value, we must look beyond the company and organizational indicators of sales and profit upon which we have relied to date. We will establish a structure that assesses performance through KPIs that encourage overall optimization. At the same time, we will take even greater advantage of marketing and information sharing within the group related to customer needs to strengthen our groupwide, one-stop account management system. Along the way, we will also improve systems that allow us to create new services within each business. Finally, we will build a groupwide database that facilitates the achievement of these plans as we accelerate the digitalization of our businesses.

3. Holding company structure post-transition

After the transition to a holding company structure, Nippon Express, the business holding company until this point in time, will continue to act as the core operating company of the group. The main role of Nippon Express, however, will be to drive the group’s logistics business in Japan and global businesses originating from Japan. Our overseas logistics businesses will be led by regional headquarters companies in cooperation with the holding company, which will provide global headquarters functions. The roles of the logistics support business companies will be separated into functional companies providing services within the group and logistics support operating companies that provide customer-facing logistics-related services. These logistics support operating companies will develop businesses that add new value in logistics and help the group advance to higher levels in logistics. Further details of the post-transition group structure are currently under consideration. We will make more announcements as these details are determined.

4. Transition method and procedures and overview of the holding company

The method of transition to a holding company structure will be via sole-share transfer in which Nippon Express will become a wholly owned subsidiary and a new holding company will be established as a wholly owning parent. As a result, Nippon Express stock will be delisted from public trading. However, the holding company plans to apply for a listing (technical listing) on the First Section of the Tokyo Stock Exchange for the shares of holding company stock allocated to shareholders of Nippon Express, effectively maintaining status as a publicly traded company. The listing date is subject to review by the Tokyo Stock Exchange, but is scheduled to be Tuesday, January 4, 2022, which is the effective date of the share transfer.

The details of the allotment of shares related to the stock transfer (such as the share transfer ratio), holding company name, holding company structure, and other details will be announced as soon as they are determined.

5. Schedule for the share transfer and transition

Board of directors meeting for approval of the share transfer plan	End of April 2021
Ordinary general meeting of shareholders for approval of the share transfer	End of June 2021
Delisting date for the Company	December 29, 2021
Date of registration of establishment of the Holding Company (effective date)	January 4, 2022
Date of listing of the Holding Company	January 4, 2022

Note: The dates may be changed as necessary for the share transfer procedures or for other reasons.

End